Geo Point Technologies, Inc. Announces Contract for the Supply of High Grade Crude Oil

Sinur Oil Enters Into Exclusive Agreement for the Supply of Higher Gravity Crude
Locks in Supply of Crude at Favorable Price

Salt Lake City, UT, May 27, 2010 - Geo Point Technologies, Inc. (OTCBB: GNNC), by its agreement to acquire Sinur Oil LLP, today announced that Sinur Oil has entered into an exclusive contract for the supply of crude oil to its refinery in Karatau, Kazakhstan.  The Turan Barlau oil field, located in southern Kazakhstan, has agreed to sell to Sinur Oil all of its output of crude oil, which is currently about 2,100 tons per month.  This supply will be sufficient to keep the refinery operating at maximum capacity.  The crude is of a high quality, higher gravity that yields approximately 50% high grade diesel, 25% gasoline, and 25% mazut (heating oil), from the refining process.

“We are excited to announce this contract now that the refinery is online,” commented Jeffrey Jensen, Geo Point’s President and Chief Executive Officer.  “It is important that we have a reliable uninterrupted supply of crude to ensure that we are operating efficiently at maximum production.  The quality of the crude oil, as well as the favorable price negotiated, should have a positive impact on our bottom line.  We also hope to build on our relationship with the owners of the Turan Barlau oil field to cultivate a long term, mutually beneficial partnership.”

Geo Point Technologies, Inc., through its agreement to acquire Sinur Oil, will own and operate an oil micro-refinery in southern Kazakhstan.  Once operations have been fully ramped up, the refinery is expected to process approximately 2,100 tons of crude oil per month.

About Geo Point Technologies
Geo Point Technologies Inc., by its agreement to acquire Sinur Oil LLP, will own and operate an oil micro-refinery in southern Kazakhstan.  In addition, Geo Point provides geological and earth study services related to: land surveying for new construction; soil testing and environmental risk and impact assessments; and natural resource assessments with an emphasis on oil and gas deposit discovery.

This news release may contain “forward-looking” information.  We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements.  These forward looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward looking statements in this press release.  Additional risks and uncertainties are identified and described in the Company's SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Contact:
Geo Point Technologies, Inc.
1306 East Edinger Avenue, Unit C
Santa Ana, CA  92705
801.810.4662
investor.relations@geopointtech.com